Exhibit 99.4

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$142,490	$236,241
Trade receivables, net of allowance for doubtful accounts of $40.5 million and $45.5 million, respectively	248,210	274,783
Other receivables	5,806	3,800
Income tax receivable	17,503	—
Prepaid expenses and other current assets (inclusive of investments carried at fair value)—see note 4	42,739	41,541
Deferred income taxes, net	88,213	127,742

Total current assets	544,961	684,107

Property and equipment, net of accumulated depreciation of $208.9 million and $195.7 million, respectively	122,398	126,633
Computer software, net of accumulated amortization of $223.2 million and $205.0 million, respectively	262,431	245,271
Other intangible assets, net of accumulated amortization of $290.3 million and $286.3 million, respectively	20,161	23,670
Goodwill	1,109,304	1,109,304
Other non-current assets (inclusive of investments carried at fair value)—see note 4	279,322	256,849

Total assets	$2,338,577	$2,445,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,750	$—
Trade accounts payable	45,373	38,901
Accrued salaries and benefits	77,175	107,984
Legal and regulatory accrual	88,578	223,149
Other accrued liabilities	140,137	169,458
Deferred revenues	58,144	58,868

Total current liabilities	436,157	598,360

Deferred revenues	23,325	24,987
Deferred income taxes, net	194,314	174,303
Long-term debt, net of current portion	1,041,375	1,068,125
Other non-current liabilities	32,862	37,163

Total liabilities	1,728,033	1,902,938

Commitments and contingencies (note 8)
Stockholders’ equity:
Preferred stock $0.0001 par value; 50 million shares authorized, none issued at June 30, 2013 and December 31, 2012	—	—
Common stock $0.0001 par value; 500 million shares authorized, 97.4 million shares issued at June 30, 2013 and December 31, 2012	10	10
Additional paid-in capital	245,297	250,016
Retained earnings	749,876	694,148
Accumulated other comprehensive loss	(2,983)	(3,079)
Treasury stock at cost; 12.1 million and 12.5 million shares at June 30, 2013 and December 31, 2012, respectively	(381,656)	(398,199)

Total stockholders’ equity	610,544	542,896

Total liabilities and stockholders’ equity	$2,338,577	$2,445,834

See accompanying notes to condensed consolidated financial statements (unaudited).

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Revenues	$468,880	$513,377	$940,541	$999,171
Expenses:
Operating expenses	343,841	369,513	690,000	738,187
Depreciation and amortization	26,652	23,453	52,726	47,367
Legal and regulatory charges	47,641	144,476	51,566	144,476
Exit costs, impairments and other charges	5,626	—	1,701	—

Total expenses	423,760	537,442	795,993	930,030

Operating income (loss)	45,120	(24,065)	144,548	69,141

Other income (expense):
Interest income	565	454	1,144	902
Interest expense	(13,083)	(16,455)	(26,597)	(32,857)
Other income, net	282	74	291	159

Total other income (expense)	(12,236)	(15,927)	(25,162)	(31,796)
Earnings (loss) from continuing operations before income taxes	32,884	(39,992)	119,386	37,345
Provision (benefit) for income taxes	12,162	(4,878)	44,168	23,968

Earnings (loss) from continuing operations	20,722	(35,114)	75,218	13,377
Loss from discontinued operations, net of tax	(1,638)	(2,766)	(2,204)	(4,136)

Net earnings (loss)	$19,084	$(37,880)	$73,014	$9,241

Net earnings (loss) per share—basic from continuing operations	$0.24	$(0.42)	$0.88	$0.16
Net loss per share—basic from discontinued operations	(0.02)	(0.03)	(0.02)	(0.05)

Net earnings (loss) per share—basic	$0.22	$(0.45)	$0.86	$0.11

Weighted average shares outstanding—basic	85,097	84,578	85,010	84,511

Net earnings (loss) per share—diluted from continuing operations	$0.24	$(0.42)	$0.88	$0.16
Net loss per share—diluted from discontinued operations	(0.02)	(0.03)	(0.02)	(0.05)

Net earnings (loss) per share—diluted	$0.22	$(0.45)	$0.86	$0.11

Weighted average shares outstanding—diluted	85,560	84,578	85,359	84,680

See accompanying notes to condensed consolidated financial statements (unaudited).

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Earnings (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Net earnings (loss)	$19,084	$(37,880)	$73,014	$9,241
Other comprehensive earnings (loss):
Unrealized (loss) gain on investments, net of tax (1):
Unrealized holding (losses) gains	(1,834)	1,044	(2,074)	977
Reclassification adjustments for gains on sold investments included in net earnings	(17)	—	(30)	(57)

Total unrealized (loss) gain on investments, net of tax (1)	(1,851)	1,044	(2,104)	920

Unrealized gain (loss) on interest rate swaps, net of tax (2):
Unrealized holding gains (losses)	1,049	(2,344)	1,032	(3,107)
Reclassification adjustments for losses included in net earnings	646	648	1,253	1,277

Total unrealized gain (loss) on interest rate swaps, net of tax (2)	1,695	(1,696)	2,285	(1,830)

Currency translation adjustment	(87)	—	(85)	—

Other comprehensive (loss) earnings	(243)	(652)	96	(910)

Comprehensive earnings (loss)	$18,841	$(38,532)	$73,110	$8,331

(1)	Net of income tax benefit of $1.1 million and $0.3 million for the three months ended June 30, 2013 and 2012, respectively and $1.3 million and $0.4 million for the six months ended June 30, 2013 and 2012, respectively.
(2)	Net of income tax (expense) benefit of $(1.0) million and $1.1 million for the three months ended June 30, 2013 and 2012, respectively and $(1.4) million and $1.1 million for the six months ended June 30, 2013 and 2012, respectively.

See accompanying notes to condensed consolidated financial statements (unaudited).

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Equity

Six Months Ended June 30, 2013

(Unaudited)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Shares	Treasury Stock	Total Equity
	(In thousands)
Balances, December 31, 2012	97,427	$10	$250,016	$694,148	$(3,079)	(12,514)	$(398,199)	$542,896
Net earnings	—	—	—	73,014	—	—	—	73,014
Cash dividends declared (1)(2)	—	—	—	(17,286)	—	—	—	(17,286)
Exercise of stock options and restricted stock vesting	—	—	(18,372)	—	—	364	16,543	(1,829)
Stock-based compensation cost	—	—	13,653	—	—	—	—	13,653
Unrealized loss on investments, net	—	—	—	—	(2,104)	—	—	(2,104)
Unrealized gain on interest rate swaps, net	—	—	—	—	2,285	—	—	2,285
Currency translation adjustment	—	—	—	—	(85)	—	—	(85)

Balances, June 30, 2013	97,427	$10	$245,297	$749,876	$(2,983)	(12,150)	$(381,656)	$610,544

(1)	Dividends of $0.10 per common share were paid on March 21, 2013 and June 13, 2013.
(2)	Dividends declared includes dividends accrued on restricted stock that are not paid until a vesting occurs.

See accompanying notes to condensed consolidated financial statements (unaudited).

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net earnings	$73,014	$9,241
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	52,710	48,889
Amortization of debt issuance costs	2,091	2,231
Asset impairment charges	785	3,688
Gain on sale of discontinued operations	—	(8,321)
Deferred income taxes, net	59,086	(15,415)
Stock-based compensation cost	13,653	12,348
Income tax effect of equity compensation	(533)	1,034
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	26,484	26,911
Income tax receivable	(17,503)	—
Other receivables	(2,006)	(2,296)
Prepaid expenses and other assets	(10,847)	(14,053)
Deferred revenues	(2,385)	7,752
Accounts payable, accrued liabilities and other liabilities	(188,073)	145,877

Net cash provided by operating activities	6,476	217,886

Cash flows from investing activities:
Additions to property and equipment	(12,619)	(11,989)
Additions to capitalized software	(42,819)	(37,988)
Purchases of investments, net of proceeds from sales	(10,039)	(8,728)
Acquisition of title plants and property records data	(15,482)	(22,613)
Proceeds from sale of discontinued operations, net of cash distributed	—	18,706

Net cash used in investing activities	(80,959)	(62,612)

Cash flows from financing activities:
Debt service payments	—	(71,457)
Exercise of stock options and restricted stock vesting	(1,829)	(2,734)
Income tax effect of equity compensation	533	(1,034)
Dividends paid	(17,020)	(16,913)
Payment of contingent consideration related to acquisitions	(952)	(2,000)

Net cash used in financing activities	(19,268)	(94,138)

Net (decrease) increase in cash and cash equivalents	(93,751)	61,136
Cash and cash equivalents, beginning of period	236,241	77,355

Cash and cash equivalents, end of period	$142,490	$138,491

Supplemental disclosures of cash flow information:
Cash paid for interest	$26,087	$29,378

Cash paid for taxes	$6,483	$21,589

See accompanying notes to condensed consolidated financial statements (unaudited).

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Except as otherwise indicated or unless the context otherwise requires, all references to “LPS,” “we,” the “Company,” or the “registrant” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of Fidelity National Information Services, Inc. (“FIS”), a Georgia corporation, and its subsidiaries. FIS owned all of LPS’s shares until they were distributed to the shareholders of FIS in a tax-free spin-off on July 2, 2008.

(1) Basis of Presentation

The unaudited financial information included in this report includes the accounts of Lender Processing Services, Inc. and its wholly-owned subsidiaries, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the instructions to Form 10-Q and Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. This report should be read in conjunction with the Company’s Annual Report on Form 10-K that was filed on February 25, 2013 and our other filings with the Securities and Exchange Commission.

Reporting Segments

We are a provider of integrated technology, data and services to the mortgage lending industry, with a market leading position in mortgage processing in the U.S. We conduct our operations through two reporting segments, Technology, Data and Analytics (“TD&A”) and Transaction Services.

Reclassifications

Certain prior period information has been reclassified to conform with the current period presentation.

Proposed Transaction with FNF

On May 28, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fidelity National Financial, Inc. (“FNF”) and Lion Merger Sub, Inc., a subsidiary of FNF (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving as a subsidiary of FNF (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of LPS and FNF, at the effective time of the Merger, each share of Company common stock (“Company Common Stock”) issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company, its subsidiaries, FNF or Merger Subsidiary and (ii) shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive (i) $22.303 in cash, as the same may be increased pursuant to the Merger Agreement (the “Cash Consideration”), and (ii) a fraction of a share of Class A common stock, par value $0.0001 per share, of FNF (“FNF Common Stock”) equal to an exchange ratio, established (and subject to adjustment) under the terms of the Merger Agreement (such exchange ratio, the “Exchange Ratio” and such consideration the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

Prior to mailing the joint proxy statement/prospectus in connection with the Merger, FNF can elect to alter the consideration mix by further increasing the Cash Consideration such that the total of all such increases do not exceed $16.625 per share of Company Common Stock (including the prior $5.678 increase), in which event there would be corresponding decreases in the Stock Consideration as provided under the terms of the Merger Agreement and the Exchange Ratio would be adjusted to reflect the new consideration mix. However, if FNF elects to increase the Cash Consideration and the Average FNF Stock Price (as defined in the Merger Agreement) is greater than $26.763, then the Exchange Ratio will be adjusted to reflect the increased value that would have been received at the closing of the Merger had FNF not elected to alter the consideration mix.

Consummation of the Merger is subject to the satisfaction or waiver of customary conditions, including, among other things, (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Company Stockholder Approval”), (ii) to the extent required under the terms of the Merger Agreement, the approval of the issuance of shares of FNF Common Stock in connection with the Merger (the “FNF Share Issuance”) by the holders of a majority of the shares of FNF Common Stock represented at a meeting of FNF stockholders, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the consent or approval by certain state regulatory entities, (v) the absence of any injunction or applicable law prohibiting consummation of the Merger, (vi) to the extent shares of FNF Common Stock will be issued in the Merger, the Registration Statement on Form S-4 filed with respect to the Merger and the FNF Share Issuance having been declared effective by the Securities and Exchange Commission (the “SEC”), (vii) to the extent shares of FNF Common Stock will be issued in the Merger, such shares having been approved for listing on the New York Stock Exchange, (viii) the accuracy of the representations and warranties made by the Company, FNF and Merger Subsidiary (subject to materiality qualifiers), including the absence of any change, effect, event, occurrence, circumstance or state of facts, from March 31, 2013 to the effective time of the Merger, that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or a FNF Material Adverse Effect (as defined in the Merger Agreement) with respect to FNF and (ix) the performance, in all material respects, by each of the Company, FNF and Merger Subsidiary of all of its obligations under the Merger Agreement. The Merger Agreement contains customary representations and warranties made by the Company, FNF and Merger Subsidiary. The Merger Agreement also contains customary covenants. In addition, each of the Company and FNF has agreed (i) to conduct its business in the ordinary course of business during the period between the execution of the Merger Agreement and the closing of the Merger and (ii) not to take certain actions prior to the closing of the Merger without the prior consent of the other party.

In connection with the Merger, on July 12, 2013, the Company received a request for additional information and documentary material, often referred to as a “Second Request”, from the United States Federal Trade Commission (the “FTC”) in connection with the HSR Act regulatory review of the Merger. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after the Company and FNF have substantially complied with the Second Request, unless that period is extended voluntarily by the Company and FNF or terminated sooner by the FTC. The Company expects the transaction to close in the fourth quarter of 2013.

The Merger Agreement contains certain termination rights for the Company and FNF. Among other things, the Company can terminate the Merger Agreement if the Average FNF Stock Price is less than $20.00 at the time when all other closing conditions are satisfied. The Merger Agreement also specifies circumstances in which the Company would be required to pay FNF a termination fee of $74 million, and circumstances in which FNF would be required to pay the Company a reverse termination fee of $74 million.

Additional information about the merger and the terms of the Merger Agreement can be found in the Current Report on Form 8-K filed by the Company on May 28, 2013 under Item 1.01, and the full text of the Merger Agreement in Exhibit 2.1 to that Form 8-K.

(2) Fair Value

Fair Value of Financial Assets and Liabilities

The fair values of financial assets and liabilities are determined using the following fair value hierarchy:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We believe our valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth, by level within the fair value hierarchy, our assets and liabilities measured at fair value on a recurring basis. The fair values of other financial instruments, which primarily includes long term debt, are estimated as of period-end and disclosed elsewhere in these notes.

			Fair Value
As of June 30, 2013 (in millions):	Classification	Carrying Value	Level 1	Level 2	Level 3	Total
Investments (note 4)	Asset	$80.7	$4.8	$75.9	$—	$80.7
Interest rate swaps (note 7)	Liability	$4.9	$—	$4.9	$—	$4.9

			Fair Value
As of December 31, 2012 (in millions):	Classification	Carrying Value	Level 1	Level 2	Level 3	Total
Investments (note 4)	Asset	$74.6	$5.1	$69.5	$—	$74.6
Interest rate swaps (note 7)	Liability	$8.6	$—	$8.6	$—	$8.6

Our Level 1 financial instruments include U.S. government and agency bonds, for which there are quoted prices in active markets. Our Level 2 financial instruments consist of corporate bonds, municipal bonds and derivatives, for which there are parallel markets or alternative means to estimate fair value using observable information inputs. The estimates used are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts we could realize or settle currently.

Fair Value of Assets Acquired and Liabilities Assumed

The fair values of assets acquired and liabilities assumed in business combinations are estimated using various assumptions. The most significant assumptions, and those requiring the most judgment, involve the estimated fair values of contingent consideration, intangible assets and software, with the remaining value, if any, attributable to goodwill. The Company utilizes third-party experts to assist with determining the fair values of intangible assets and software purchased in business combinations.

(3) Net Earnings Per Share

The basic weighted average shares and common stock equivalents are computed using the treasury stock method. The following table summarizes the earnings (loss) per share for the three and six months ending June 30, 2013 and 2012 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings (loss) from continuing operations, net of tax	$20,722	$(35,114)	$75,218	$13,377
Loss from discontinued operations, net of tax	(1,638)	(2,766)	(2,204)	(4,136)

Net earnings (loss)	$19,084	$(37,880)	$73,014	$9,241

Net earnings (loss) per share—basic from continuing operations	$0.24	$(0.42)	$0.88	$0.16
Net loss per share—basic from discontinued operations	(0.02)	(0.03)	(0.02)	(0.05)

Net earnings (loss) per share—basic	$0.22	$(0.45)	$0.86	$0.11

Weighted average shares outstanding—basic	85,097	84,578	85,010	84,511

Net earnings (loss) per share—diluted from continuing operations	$0.24	$(0.42)	$0.88	$0.16
Net loss per share—diluted from discontinued operations	(0.02)	(0.03)	(0.02)	(0.05)

Net earnings (loss) per share—diluted	$0.22	$(0.45)	$0.86	$0.11

Weighted average shares outstanding—diluted	85,560	84,578	85,359	84,680

Options to purchase approximately 2.4 million and 7.3 million shares of our common stock for the three months ended June 30, 2013 and 2012, respectively, and 3.8 million and 7.5 million shares of our common stock for the six months ended June 30, 2013 and 2012, respectively, were not included in the computation of diluted earnings (loss) per share because they were antidilutive. In addition, as of June 30, 2013, 1.8 million shares of restricted stock are not included in our weighted average shares outstanding due to vesting restrictions that contain forfeitable rights to dividends. We may, in the future, limit dilution caused by option exercises, including anticipated exercises, by repurchasing shares in the open market or in privately negotiated transactions.

Our ability to repurchase shares of common stock or senior notes is subject to restrictions contained in our senior secured credit agreement and in the indenture governing our senior unsecured notes. On February 6, 2013, our Board of Directors approved an authorization to repurchase up to $100.0 million of our common stock, effective through June 30, 2014. As of June 30, 2013, we have not utilized any of the available repurchase authority and, pursuant to the Merger Agreement, we are prohibited from doing so without obtaining the prior written consent of FNF.

(4) Investments

Our title insurance underwriter subsidiary, National Title Insurance of New York, Inc. (“NTNY”), is statutorily required to maintain investment assets backing its reserves for settling losses on the policies it issues. These investments, which consist of treasury bonds, municipal bonds, government agency bonds and corporate bonds, are classified as available for sale securities, and are included in the accompanying condensed consolidated balance sheets at fair value within prepaid expenses and other current assets and other non-current assets. Any unrealized gains or losses on these investments are recognized in other comprehensive earnings (loss) until the investment maturity or sale date. Since the Company does not intend to sell and will more-likely-than-not maintain each debt security until its anticipated recovery, and no significant credit risk is deemed to exist, these investments are not considered other than temporarily impaired.

The amortized cost and fair value of our available for sale securities at June 30, 2013 and December 31, 2012 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of June 30, 2013	$80,551	$1,765	$(1,596)	$80,720
As of December 31, 2012	$71,035	$3,669	$(83)	$74,621

There have been no significant changes to the stated maturities on our investment portfolio since December 31, 2012, as reflected in our 2012 Annual Report on Form 10-K.

(5) Discontinued Operations

During 2012, the Company sold or disposed of certain non-core or underperforming business units including SoftPro, True Automation, Aptitude Solutions and Insurance Risk Management Services, all of which were previously included as part of the TD&A segment. Also during 2012, the Company sold its Tax Services business (other than our tax data services, which are now included in our TD&A segment) and discontinued its Asset Management Solutions business unit, both of which were previously included within the Transaction Services segment.

Each of these asset groups qualifies as discontinued operations under ASC Topic 205-20 Presentation of Financial Statements- Discontinued Operations. Under that guidance, the results of operations of a component of an entity that either has been disposed of or is classified as held for sale shall be reported as discontinued operations if the entity will not have significant continuing involvement in the operations of the component after the disposal transaction and the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal. The results of discontinued operations are presented net of tax, as a separate component in the condensed consolidated statements of operations. As of June 30, 2013, all significant remaining assets and liabilities associated with these held for sale businesses had been disposed of.

The table below illustrates the components of the loss from discontinued operations, net of tax, for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$514	$21,522	$4,757	$48,537

Pretax loss from discontinued operations before impairment charges	$(2,569)	$(2,684)	$(3,468)	$(6,974)

Impairment charges (1):
Intangible assets	—	—	—	(226)
Goodwill	—	—	—	(2,281)
Other	—	—	—	(335)

Total impairment charges	—	—	—	(2,842)

Pretax loss from operations	(2,569)	(2,684)	(3,468)	(9,816)
Other income (expense) (2)	(31)	261	(31)	8,325
Income tax benefit (expense) on discontinued operations	962	(343)	1,295	(2,645)

Loss from discontinued operations, net of tax	$(1,638)	$(2,766)	$(2,204)	$(4,136)

(1)	The Company recorded a $2.3 million impairment to goodwill, a $0.2 million impairment to intangible assets, and a $0.3 million impairment to other assets related to the revision in the fair value of the remaining net assets of our True Automation business unit, which was sold on May 2, 2012.
(2)	On January 9, 2012, we completed the sale of our SoftPro business unit and recorded a pre-tax gain of $8.1 million.

(6) Restructuring

During 2012, management committed to a restructuring plan (the “Fourth Quarter 2012 Restructuring Plan”) in order to remove duplicate headcount, reduce future operating expenses, and improve operational performance and profitability. All payouts related to our Fourth Quarter 2012 Restructuring Plan are expected to be made by December 31, 2013.

The following table sets forth the Company’s Fourth Quarter 2012 Restructuring Plan, exclusive of stock-based compensation charges, as of and for the six months ended June 30, 2013 (in millions):

4th Quarter 2012 Restructuring Plan	Other Accrued Liabilities December 31, 2012	Cash Paid	Other Accrued Liabilities June 30, 2013
Ongoing termination arrangement	$1.1	$(0.4)	$0.7

(7) Long-Term Debt

Long-term debt as of June 30, 2013 and December 31, 2012 consists of the following (in thousands):

	June 30, 2013	December 31, 2012
Term Loan A, secured, interest payable at LIBOR plus 2.00% (2.19% at June 30, 2013) quarterly principal amortization, maturing August 2016	$468,125	$468,125
Revolving Loan, secured, interest payable at LIBOR plus 2.00% (Eurocurrency Borrowings) (2.19% at June 30, 2013), Fed-funds plus 2.00% (Swingline borrowings) (2.07% at June 30, 2013), or the highest of (a) Fed-funds plus 0.50%, (b) Prime or (c) LIBOR plus 1%, plus the Applicable Margin for Base Rate borrowings of 1.50% (Base Rate Borrowings) (2.07%, 4.75% or 2.69%, respectively, at June 30, 2013), maturing August 2016. Total of $398.1 million unused (net of outstanding letters of credit) as of June 30, 2013	—	—
Senior unsecured notes, issued at par, interest payable semiannually at 5.75%, due Oct. 2023	600,000	600,000

Total debt	1,068,125	1,068,125
Less current portion	(26,750)	—

Long-term debt, excluding current portion	$1,041,375	$1,068,125

Financing

On August 18, 2011, the Company entered into an Amended and Restated Credit Agreement (the “2011 Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer, and various other lenders who are parties to the 2011 Credit Agreement. On October 19, 2012, we entered into Amendment No. 1 (the “Amendment”) to the 2011 Credit Agreement, which (i) gives us additional flexibility under the 2011 Credit Agreement with respect to charges incurred for accruals for litigation and regulatory matters, and (ii) extends the period with respect to which mandatory prepayments using excess cash flow must be made to the fiscal year ending December 31, 2013.

The 2011 Credit Agreement currently consists of: (i) a 5-year revolving credit facility in an aggregate principal amount outstanding at any time not to exceed $400 million (with a $25 million sub-facility for Letters of Credit); and (ii) a 5-year Term Loan A in an initial aggregate principal amount of $535 million.

The loans under the 2011 Credit Agreement bear interest at a floating rate, which is an applicable margin plus, at the Company’s option, either (a) the Eurodollar (LIBOR) rate or (b) the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) the one Month LIBOR rate plus 1.00% (the highest of clauses (i), (ii) and (iii), the “Base rate”). The annual margin on the Term Loan A and the revolving credit facility until the first business day following delivery of the compliance certificate relating to the first fiscal quarter ending following the closing and funding of the amended and restated facility was 2.25% in the case of LIBOR loans and 1.25% in the case of the Base rate loans, and after that time is a percentage determined in accordance with a leverage ratio-based pricing grid. As of June 30, 2013, we were paying an annual margin on the Term Loan A of 2.0%.

The 2011 Credit Agreement requires us to repay the outstanding principal amount of the Term Loan A in quarterly installments of $6.7 million beginning on December 31, 2011. These quarterly installment payments increase to $13.4 million beginning on December 31, 2013 and then to $20.1 million beginning on December 31, 2014 through March 31, 2016. All remaining outstanding principal amounts of the Term Loan A shall be repaid at the applicable maturity dates. As of June 30, 2013, we had prepaid approximately $20.1 million on the Term Loan A, which was paid in 2012.

In addition to scheduled principal payments, the Term Loan A is (with certain exceptions) subject to mandatory prepayment upon issuances of debt, casualty and condemnation events, and sales of assets, as well as from up to 50% of excess cash flow (as defined in the Credit Agreement) in excess of an agreed threshold commencing with the cash flow for the year ended December 31, 2013. Voluntary prepayments of the loan are generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Commitment reductions of the revolving credit facility are also permitted at any time without fee upon proper notice. The revolving credit facility has no scheduled principal payments, but it will be due and payable in full on August 18, 2016.

The Company is allowed to raise additional term loans and/or increase commitments under the Revolving Credit Facility in an aggregate principal amount of up to $250 million (the “Incremental Facilities”). The Incremental Facilities are subject to restrictions on pricing and tenor of any new term loan, pro-forma compliance with financial covenants, a pro-forma leverage ratio not to exceed 2.00:1.00, and other usual and customary conditions.

The obligations under the 2011 Credit Agreement are fully and unconditionally guaranteed, jointly and severally, by certain of our domestic subsidiaries. Additionally, the Company and such subsidiary guarantors pledged substantially all of our respective assets as collateral security for the obligations under the Credit Agreement and our respective guarantees.

The 2011 Credit Agreement contains customary affirmative, negative and financial covenants including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and sale and leaseback transactions, limits on the payment of dividends and other restricted payments, a minimum interest coverage ratio and a maximum leverage ratio. Upon an event of default, the administrative agent can accelerate the maturity of the loan. Events of default include events customary for such an agreement, including failure to pay principal and interest in a timely manner, breach of covenants and a change of control of the Company. These events of default include a cross-default provision that permits the lenders to declare the 2011 Credit Agreement in default if (i) the Company fails to make any payment after the applicable grace period under any indebtedness with a principal amount in excess of $70 million or (ii) the Company fails to perform any other term under any such indebtedness, as a result of which the holders thereof may cause it to become due and payable prior to its maturity.

Senior Notes

On October 12, 2012, we issued $600 million aggregate principal amount of 5.75% Senior Notes due 2023 (the “2023 Notes”). The 2023 Notes have been registered under the Securities Act of 1933, as amended, carry an interest rate of 5.75% and will mature on April 15, 2023. Interest will be paid semi-annually on the 15th day of April and October beginning April 15, 2013. The 2023 Notes are our unsecured, unsubordinated obligations and are guaranteed on an unsecured basis by the same subsidiaries that guarantee our obligations under the 2011 Credit Agreement. The net proceeds of the offering, along with cash on hand, were used to purchase and redeem $362 million aggregate principal amount of our senior notes due 2016, to prepay in full the Term Loan B under the 2011 Credit Agreement and to pay fees and expenses in connection with these transactions.

The 2023 Notes were issued pursuant to an Indenture dated as of October 12, 2012, among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee (the “Indenture”). At any time and from time to time, prior to October 15, 2015, we may redeem up to a maximum of 35% of the original aggregate principal amount of the 2023 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Prior to October 15, 2017, the Company may redeem some or all of the 2023 Notes by paying a “make-whole” premium based on U.S. Treasury rates. On or after October 15, 2017, we may redeem some or all of the 2023 Notes at the redemption prices described in the Indenture, plus accrued and unpaid interest. In addition, if a change of control occurs, we are required to offer to purchase all outstanding 2023 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture contains covenants that, among other things, limit LPS’ ability and the ability of certain of LPS’ subsidiaries (a) to incur or guarantee additional indebtedness or issue preferred stock, (b) to make certain restricted payments, including dividends or distributions on equity interests held by persons other than LPS or certain subsidiaries, as further described below, (c) to create or incur certain liens, (d) to engage in sale and leaseback transactions, (e) to create restrictions that would prevent or limit the ability of certain subsidiaries to (i) pay dividends or other distributions to LPS or certain other subsidiaries, (ii) repay any debt or make any loans or advances to LPS or certain other subsidiaries or (iii) transfer any property or assets to LPS or certain other subsidiaries, (f) to sell or dispose of assets of LPS or any restricted subsidiary or enter into merger or consolidation transactions and (g) to engage in certain transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications in the Indenture.

LPS has no independent assets or operations and our subsidiaries’ guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of LPS or any of the subsidiary guarantors to obtain funds from any of our subsidiaries other than National Title Insurance of New York, Inc. (“NTNY”), our title insurance underwriter subsidiary, by dividend or loan. NTNY is statutorily required to maintain investment assets backing its reserves for settling losses on the policies it issues, and its ability to pay dividends or make loans is limited by regulatory requirements. As of June 30, 2013 and December 31, 2012, NTNY had statutory capital and surplus of $46.0 million and $38.8 million, respectively, and it had the statutory ability to pay dividends to the Company of up to $14.9 million and $11.3 million, respectively.

The Indenture contains customary events of default, including failure of the Company (i) to pay principal and interest when due and payable and breach of certain other covenants and (ii) to make an offer to purchase and pay for 2023 Notes tendered as required by the Indenture. Events of default also include cross defaults, with respect to any other debt of the Company or debt of certain subsidiaries having an outstanding principal amount of $80.0 million or more in the aggregate for all such debt, arising from (i) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period or (ii) the occurrence of an event which results in such debt being due and payable prior to its scheduled maturity. Upon the occurrence of an event of default (other than a bankruptcy default with respect to the Company or certain subsidiaries), the trustee or holders of at least 25% of the 2023 Notes then outstanding may accelerate the 2023 Notes by giving us appropriate notice. If, however, a bankruptcy default occurs with respect to the Company or certain subsidiaries, then the principal of and accrued interest on the 2023 Notes then outstanding will accelerate immediately without any declaration or other act on the part of the trustee or any holder.

The amount of dividends the Company is able to declare and pay to its stockholders is restricted by certain covenants contained in the Indenture. Under the Indenture, we may not make certain restricted payments, including payments of dividends or distributions on our common stock, in excess of an amount generally equal to the sum of (i) 50% of consolidated net income generated since July 1, 2008, plus (ii) a $40 million annual exclusion, plus (iii) an additional aggregate $75 million exclusion over the life of the 2023 Notes. As a result of this restriction, as of June 30, 2013 and December 31, 2012, approximately $241 million and $221 million, respectively, of our consolidated retained earnings balance, which totaled $750 million and $694 million respectively, was available for the payment of dividends. Our Credit Agreement also contains a limit on the payment of dividends, the amount of which is significantly in excess of the amount available under the Indenture. Currently, under the terms of the Merger Agreement with FNF, we are prohibited from paying dividends other than our regular quarterly cash dividend of $0.10 per share without obtaining the prior written consent of FNF.

Fair Value of Long-Term Debt

The fair value of the Company’s long-term debt at June 30, 2013 is estimated to be approximately 104% of its carrying value. We have estimated the fair value of our debt using Level 2 Inputs, based on values of recent quoted market prices on our term loans and values of recent trades on our 2023 Notes.

Interest Rate Swaps

On August 26, 2011, we entered into an interest rate swap to hedge forecasted monthly interest rate payments on $250 million of our floating rate debt, in which the bank pays a variable rate equal to 1 Month LIBOR (equal to 0.19% as of June 30, 2013) and the Company pays a fixed rate of 1.265%. The effective date of the swap is August 31, 2011 and the maturity date is July 31, 2016.

On August 4, 2010, we entered into an interest rate swap to hedge forecasted monthly interest rate payments on $75 million of our floating rate debt, in which the bank pays a variable rate equal to 1 Month LIBOR (equal to 0.19% as of June 30, 2013) and the Company pays a fixed rate of 2.080%. The effective date of the swap is December 31, 2012 and the maturity date is December 31, 2013.

We have entered into interest rate swap transactions in order to convert a portion of our interest rate exposure on our floating rate debt from variable to fixed. We have designated these interest rate swaps as cash flow hedges. A portion of the amount included in accumulated other comprehensive earnings (loss) will be reclassified into interest expense as a yield adjustment as interest payments are made on the Term Loan. The inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements. We have considered our own credit risk when determining the fair value of our interest rate swaps.

Estimated fair values of interest rate swaps in the condensed consolidated balance sheets were as follows (in millions):

Balance Sheet Account	June 30, 2013	December 31, 2012
Other accrued liabilities	$0.7	$1.4
Other long-term liabilities	$4.2	$7.2

A cumulative loss of $3.0 million and $5.3 million is reflected in accumulated other comprehensive loss as of June 30, 2013 and December 31, 2012, respectively. A summary of the effect of derivative instruments on amounts recognized in other comprehensive earnings (loss) (“OCE”) and on the accompanying condensed consolidated statement of operations for the three and six months ended June 30, 2013 and 2012 is as follows (in millions):

	Amount of (Gain) Loss Recognized in OCE on Interest Rate Hedges		Amount of Loss Reclassified from Accumulated OCE into Earnings (included within interest expense)
Interest Rate Swap contract	2013	2012	2013	2012
Three months ended June 30,	$(1.7)	$3.8	$1.0	$1.0
Six months ended June 30,	$(1.7)	$5.1	$2.0	$2.1

Approximately $1.9 million (net of tax) of the balance in accumulated other comprehensive loss as of June 30, 2013 is expected to be reclassified into interest expense over the next twelve months.

It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of June 30, 2013, we believe our interest rate swap counterparties will be able to fulfill their obligations under our agreements, and we believe we will have debt outstanding through the various expiration dates of the swaps such that the occurrence of future cash flow hedges remains probable.

(8) Commitments and Contingencies

We are involved in various pending and threatened litigation and regulatory matters related to our operations, some of which include claims for punitive or exemplary damages. Our ordinary course litigation includes purported class action lawsuits which make allegations related to various aspects of our operations. From time to time, we also receive requests for information from various state and federal regulatory authorities, some of which take the form of civil investigative demands or subpoenas. Some of these regulatory inquiries may result in the assessment of fines for violations of regulations or settlements with such authorities requiring a variety of remedies. We believe that no actions, other than those matters discussed below, depart from customary litigation or regulatory inquiry incidental to our business.

In accordance with applicable accounting guidance, we establish accruals for litigation and regulatory matters when those matters present loss contingencies that are both probable and reasonably estimable. Our accrual for legal and regulatory matters totaled $88.6 million and $223.1 million as of June 30, 2013 and December 31, 2012, respectively. The accrual, which was adjusted during the current quarter to reflect changes in the estimated costs to resolve certain of the matters described below, represents management’s best estimate of future costs of settlement, damages and associated legal and professional fees with respect to matters that remain pending and assumes no third party recoveries. For the reasons described below, we are unable to estimate a range of loss for pending matters in excess of the amount accrued or for any potential losses related to any other reasonably possible claims. We continually evaluate the accrual for legal and regulatory matters as those matters progress.

Set forth below are descriptions of our material pending legal and regulatory proceedings. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•	In the litigation matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In some cases, the monetary damages sought include punitive or treble damages. Unless otherwise specified, none of the cases described below includes a specific statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial. Regulatory authorities also may seek a variety of remedies and in general do not make specific demands during the course of an investigation or inquiry.

Based on our current knowledge, we believe that the outcome of all pending or threatened legal and regulatory matters, including those described below, will not have a material adverse impact on our business operations, consolidated financial condition or liquidity. However, it is difficult to predict the final outcome of these matters due, among other things, to the early stage of certain of these matters and the fact that these matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities. As a result, there can be no assurance that we will not incur costs and expenses in the future in excess of the amount of our current accrual that would be material, including but not limited to settlements, damages, fines or penalties and legal costs, or be subject to other remedies, as a result of the matters described below or other legal or regulatory matters. Therefore, it is reasonably possible that the accrual for legal and regulatory matters will change and that the change could become material to the consolidated financial statements.

Litigation Matters

Securities Fraud Litigation

On January 28, 2013, the Company entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) resolving the securities class action litigation brought against us by St. Clair Shores General Employees’ Retirement System. The Settlement Agreement contains a termination provision that the Company can exercise in the event that shareholders owning a sufficient number of shares elect to opt out of the settlement. We have recently received notice that an institutional investor has opted out of the settlement and filed a separate securities disclosure litigation complaint against us. The number of shares owned by such institutional investor during the class period is sufficient to trigger our right to terminate the settlement and we are currently evaluating whether to continue to go forward with the settlement. If we do choose to go forward, the settlement remains subject to the entry of a final order by the United States District Court for the Middle District of Florida. We intend to vigorously defend this matter.

Shareholder Derivative Litigation

On January 21, 2011, a shareholder derivative lawsuit entitled Michael Wheatley, Derivatively on Behalf of Lender Processing Services, Inc. v. Jeffrey S. Carbiener, et al., was filed against the Company and certain of the Company’s current and former officers and directors in the Circuit Court of the 4th Judicial Circuit, in and for Duval County, Florida. The complaint was filed by a shareholder of the Company, and seeks damages for alleged breaches of fiduciary duties and alleged mismanagement. The complaint alleges, among other things, that the Company failed to implement sufficient internal controls to prevent fraudulent activity in connection with its default management services; that the Company, in public filings and other statements, failed to disclose material information, including information regarding the Company’s exposure to legal claims concerning allegedly improper foreclosure activity; and that the Company had an improper relationship with certain attorneys who provided services to the Company’s clients. The complaint seeks an unspecified amount of damages, as well as other forms of relief. The parties agreed to a voluntary stay in this matter. On February 12, 2013, a shareholder derivative lawsuit entitled Steven Hill, Derivatively on Behalf of Lender Processing Services, Inc. v. Lee A. Kennedy, et al., was filed against the Company and certain of the Company’s current and former officers and directors in the Court of Chancery of the State of Delaware. The complaint was filed by a shareholder of the Company, and alleges breaches of fiduciary duties based on the same alleged conduct as in the Wheatley case, as well as other allegations related to the Company’s handling of foreclosure documentation and use of an attorney network. The complaint names certain defendants also named in the Wheatley complaint, as well as Lorraine Brown, who had been President of DocX, a former subsidiary of the Company. The complaint seeks an unspecified amount of damages, as well as other forms of relief. The Company intends to vigorously defend these matters.

Merger Litigation

On May 31, 2013, the plaintiff in Wheatley amended its complaint to further allege that the directors of the Company breached their fiduciary duties of care and loyalty to the shareholders of the Company by voting in favor of the Company entering into an Agreement and Plan of Merger (the “Merger Agreement”) dated May 28, 2013 with Fidelity National Financial, Inc. (“FNF”) and Lion Merger Sub, Inc., a subsidiary of FNF (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving as a subsidiary of FNF (the “Proposed Merger”). The new claims allege that the directors of the Company breached their fiduciary obligations by (i) failing to adequately value the Company, (ii) preventing a competitive bidding process for the Company, and (iii) ignoring conflicts of interest stemming from the directors’ interrelationships or connections with the Proposed Merger. The complaint also alleges that FNF and Thomas H. Lee Partners LP aided and abetted the directors’ breach of their fiduciary obligations. The new counts in the Wheatley complaint seek to preliminarily and permanently enjoin the parties from proceeding with and consummating the Proposed Merger or, in the event the Proposed Merger is consummated, to rescind or set it aside and/or award the plaintiff class an unspecified amount of rescissory or compensatory damages. On June 3, 2013, an individual plaintiff, on behalf of herself and other similarly situated plaintiffs, filed a complaint titled Pruitt v. Lender Processing Services, et al, in the Court of Chancery of the State of Delaware against the Company, its directors, FNF and Merger Subsidiary alleging that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger based on the same conduct alleged in the new counts of the Wheatley case. Pruitt also alleges that the Company, FNF and Merger Subsidiary aided and abetted such misconduct. On June 4, 2013, the Orlando Police Pension Fund, on behalf of itself and other similarly situated plaintiffs, filed a complaint in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida against the Company, its directors, FNF and Merger Subsidiary. The Orlando Police Pension Fund v. Lender Processing Services, Inc. case alleges that the directors of the Company engaged in conduct similar to that alleged in Pruitt, and thereby breached their fiduciary duties in connection with the Proposed Merger. The complaint also alleges that the Company, FNF and Merger Subsidiary aided and abetted such misconduct. The complaint in each of Pruitt and Orlando Police Pension Fund seeks to preliminarily and permanently enjoin the parties from proceeding with and consummating the Proposed Merger or, in the event the Merger is consummated, to rescind or set it aside and/or award the plaintiff class an unspecified amount of rescissory or compensatory damages. The Company intends to vigorously defend these matters.

Washington Mutual Receivership Proceedings

The Federal Deposit Insurance Corporation (“FDIC”), in its capacity as Receiver for Washington Mutual Bank (“WAMU”), filed a complaint against the Company and certain of its subsidiaries on May 9, 2011 in the U.S. District Court for the Central District of California to recover alleged losses of approximately $154.5 million. The FDIC contends these losses were a direct and proximate result of the defendants’ alleged breach of contract with WAMU with respect to the provision of certain services by the Company’s subsidiary LSI Appraisal LLC, an appraisal management company. In particular, the FDIC claims that the services provided failed to conform to federal and state law, regulatory guidelines and other industry standards, including specifically the provisions of the Uniform Standards of Professional Appraisal Practice (“USPAP”). The Company believes that the services it provided satisfied the terms and conditions of its contract with WAMU. The Company intends to vigorously defend this matter. We have increased our legal accrual as of June 30, 2013 to reflect the additional costs expected to litigate this matter to conclusion.

Regulatory Matters

Nevada Attorney General

On December 15, 2011, the Nevada Attorney General filed a civil complaint in the District Court for Clark County alleging that certain document execution practices and administrative services provided to attorneys violated the Nevada Unfair and Deceptive Trade Practices Act. The complaint seeks an unspecified amount of damages. The Company intends to vigorously defend this matter. We have increased our legal accrual as of June 30, 2013 to reflect the additional costs expected to litigate this matter to conclusion.

Consent Order

Following a review by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the “banking agencies”), we entered into a consent order (the “Order”) dated April 13, 2011 with the banking agencies. The banking agencies’ review of our services included the services provided by our default operations to mortgage servicers regulated by the banking agencies, including document execution services. The Order does not make any findings of fact or conclusions of wrongdoing, nor does LPS admit any fault or liability. Under the Order, we agreed to further study the issues identified in the review and to enhance our compliance, internal audit, risk management and board oversight plans with respect to those businesses. We also agreed to engage an independent third party to conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010. The document execution review by the independent third party is likely to continue to take longer than we originally anticipated. We have increased our legal accrual as of June 30, 2013 to reflect the additional fees and costs we expect the independent third party will charge us to complete the review. To the extent such review, once completed, requires additional remediation of mortgage documents or identifies any financial injury from the document execution services we provided, we have agreed to implement an appropriate plan to address the issues. The Order contains various deadlines by which we have agreed to accomplish the undertakings set forth therein, including the preparation of a remediation plan following the completion of the document execution review. We have also agreed to make periodic reports to the banking agencies on our progress with respect to each of the undertakings in the Order. The Order does not include any fine or other monetary penalty, although the banking agencies have not yet concluded their assessment of whether any civil monetary penalties may be imposed.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements other than operating leases and the escrow arrangements described below and in our 2012 Annual Report on Form 10-K filed on February 25, 2013.

Escrow Arrangements

In conducting our title agency and closing services, we routinely hold customers’ assets in escrow accounts, pending completion of real estate related transactions. Certain of these amounts are maintained in segregated accounts, and these amounts have not been included in the accompanying condensed consolidated balance sheets. As an incentive for holding deposits at certain banks, we periodically have programs for realizing economic benefits through favorable arrangements with these banks. As of June 30, 2013, the aggregate value of all amounts held in escrow in our title agency and closing services operations totaled $241.3 million.

(9) Stock Award Plans

Restricted Stock

On May 1, 2013, the Company granted approximately 0.9 million shares of restricted stock with a grant date fair value of $26.93 per share. Generally, these restricted shares are subject to both a service and performance-based vesting condition. If the performance objective is not achieved, the restricted stock is subject to automatic forfeiture to the Company for no consideration. Dividends on the unvested restricted stock are accrued until the vest date, at which time they are paid in full to the participants. Additionally, all executive officers of the Company who were granted restricted stock in connection with this grant are required to hold a portion of their vested shares for the longer of 12 months following vesting or until applicable stock ownership requirements are met.

As of June 30, 2013, approximately 1.8 million shares of restricted stock awards were outstanding.

(10) Segment Information

Summarized unaudited financial information concerning our segments is shown in the following tables.

As of and for the three months ended June 30, 2013 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$194,000	$274,860	$20	$468,880
Operating expenses (1)	113,499	218,927	11,415	343,841
Depreciation and amortization	20,880	4,842	930	26,652
Legal and regulatory charges	—	—	47,641	47,641
Exit costs, impairments and other charges	115	575	4,936	5,626

Operating income (loss)	59,506	50,516	(64,902)	45,120
Total other income (expense)	472	857	(13,565)	(12,236)

Earnings (loss) from continuing operations before income taxes	$59,978	$51,373	$(78,467)	$32,884

Balance sheet data:
Total assets (2)	$1,302,754	$722,590	$313,233	$2,338,577

Goodwill (2)	$724,833	$384,471	$—	$1,109,304

As of and for the three months ended June 30, 2012 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$183,282	$330,359	$(264)	$513,377
Operating expenses (1)	109,282	249,348	10,883	369,513
Depreciation and amortization	17,997	4,408	1,048	23,453
Legal and regulatory charges	—	—	144,476	144,476

Operating income (loss)	56,003	76,603	(156,671)	(24,065)
Total other income (expense)	373	604	(16,904)	(15,927)
Earnings (loss) from continuing operations before income taxes	$56,376	$77,207	$(173,575)	$(39,992)

Balance sheet data:
Total assets (2)	$1,224,561	$751,864	$339,569	$2,315,994

Goodwill (2)	$742,367	$377,071	$—	$1,119,438

As of and for the six months ended June 30, 2013 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$387,630	$552,846	$65	$940,541
Operating expenses (1)	226,593	441,536	21,871	690,000
Depreciation and amortization	41,212	9,702	1,812	52,726
Legal and regulatory charges	—	—	51,566	51,566
Exit costs, impairments and other charges	115	575	1,011	1,701

Operating income (loss)	119,710	101,033	(76,195)	144,548
Total other income (expense)	865	1,696	(27,723)	(25,162)

Earnings (loss) from continuing operations before income taxes	$120,575	$102,729	$(103,918)	$119,386

As of and for the six months ended June 30, 2012 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$358,599	$642,570	$(1,998)	$999,171
Operating expenses (1)	213,978	504,909	19,300	738,187
Depreciation and amortization	36,543	8,808	2,016	47,367
Legal and regulatory charges	—	—	144,476	144,476

Operating income (loss)	108,078	128,853	(167,790)	69,141
Total other income (expense)	768	1,254	(33,818)	(31,796)

Earnings (loss) from continuing operations before income taxes	$108,846	$130,107	$(201,608)	$37,345

(1)	Operating expenses within the “Corporate and Other” segment are attributable to unallocated general and administrative expenses, which the Company believes are immaterial.
(2)	Includes the impact of discontinued operations.

(11) Condensed Consolidating Financial Information

As explained in note 7, on August 18, 2011, LPS (the “Parent Company”) entered into an Amendment, Restatement and Joinder Agreement (the “Amendment Agreement”) in respect of the Credit Agreement dated as of July 2, 2008 (the “2008 Credit Agreement”). The 2011 Credit Agreement and the Notes are fully and unconditionally guaranteed, jointly and severally, by the majority of the subsidiaries of the Parent Company (the “Subsidiary Guarantors”). Certain other subsidiaries (the “Other Subsidiaries”) are not guarantors of the 2011 Credit Agreement and the Notes. The guarantees of the Notes by the Subsidiary Guarantors are general unsecured obligations of the Subsidiary Guarantors, and accordingly are senior to any of their existing and future subordinated debt obligations, equal in right of payment with any of their existing and future senior unsecured indebtedness and effectively subordinated to any of their existing and future secured indebtedness to the extent of the assets securing such debt (including the Subsidiary Guarantors’ obligations under the 2011 Credit Agreement).

The Parent Company conducts virtually all of its business operations through its Subsidiary Guarantors and Other Subsidiaries, all of which are 100% owned subsidiaries of the Company. Accordingly, the Parent Company’s main sources of internally generated cash are dividends and distributions with respect to its ownership interests in the subsidiaries, which are derived from the cash flow generated by the subsidiaries.

As of June 30, 2013, the Parent Company has no independent assets or operations, and our subsidiaries’ guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of LPS or any of the Subsidiary Guarantors to obtain funds from any of our subsidiaries other than National Title Insurance of New York, Inc., our title insurance underwriter subsidiary, by dividend or loan. As discussed in note 4, NTNY is statutorily required to maintain investment assets backing its reserves for settling losses on the policies it issues, and its ability to pay dividends or make loans is limited by regulatory requirements. NTNY, which is not a Subsidiary Guarantor, was more than a minor subsidiary as of and during the three and six month periods ended June 30, 2013 and 2012.

The following tables set forth, on a condensed consolidating basis, the balance sheets and statements of comprehensive earnings (loss) and cash flows for the Parent Company, the Subsidiary Guarantors and Other Subsidiaries as of and for the three and six months ended June 30, 2013 and June 30, 2012, respectively.

The following table represents our condensed consolidating balance sheet as of June 30, 2013 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Assets:
Current assets	$1,871	$510,153	$32,937	$—	$544,961
Investment in subsidiaries	1,636,761	—	—	(1,636,761)	—
Non-current assets	19,039	1,691,947	82,630	—	1,793,616

Total assets	$1,657,671	$2,202,100	$115,567	$(1,636,761)	$2,338,577

Liabilities and equity:
Current liabilities	$21,572	$359,843	$54,742	$—	$436,157

Total liabilities	1,047,127	630,265	50,641	—	1,728,033

Total equity	610,544	1,571,835	64,926	(1,636,761)	610,544

Total liabilities and equity	$1,657,671	$2,202,100	$115,567	$(1,636,761)	$2,338,577

The following table represents our condensed consolidating statement of comprehensive earnings (loss) for the three months ended June 30, 2013 (in thousands):

	Parent Company (1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$398,173	$70,707	$—	$468,880
Total operating expenses	7,124	350,277	66,359	—	423,760

Operating income (loss)	(7,124)	47,896	4,348	—	45,120
Total other income (expense)	(13,083)	313	534	—	(12,236)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entities	(20,207)	48,209	4,882	—	32,884
Provision (benefit) for income taxes	(7,476)	17,831	1,807	—	12,162

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(12,731)	30,378	3,075	—	20,722
Equity in earnings of consolidated entities, net of tax	31,815	—	—	(31,815)	—

Earnings from continuing operations	19,084	30,378	3,075	(31,815)	20,722

Loss from discontinued operations, net of tax	—	(1,638)	—	—	(1,638)

Net earnings	19,084	28,740	3,075	(31,815)	19,084
Total other comprehensive earnings (loss)	1,695	—	(1,938)	—	(243)

Comprehensive earnings	$20,779	$28,740	$1,137	$(31,815)	$18,841

The following table represents our condensed consolidating statement of comprehensive earnings (loss) for the six months ended June 30, 2013 (in thousands):

	Parent Company (1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$792,151	$148,390	$—	$940,541
Total operating expenses	13,653	645,928	136,412	—	795,993

Operating income (loss)	(13,653)	146,223	11,978	—	144,548
Total other income (expense)	(26,597)	523	912	—	(25,162)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entities	(40,250)	146,746	12,890	—	119,386
Provision (benefit) for income taxes	(14,893)	54,292	4,769	—	44,168

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(25,357)	92,454	8,121	—	75,218
Equity in earnings of consolidated entities, net of tax	98,371	—	—	(98,371)	—

Earnings from continuing operations	73,014	92,454	8,121	(98,371)	75,218

Loss from discontinued operations, net of tax	—	(2,204)	—	—	(2,204)

Net earnings	73,014	90,250	8,121	(98,371)	73,014
Total other comprehensive earnings (loss)	2,285	—	(2,189)	—	96

Comprehensive earnings	$75,299	$90,250	$5,932	$(98,371)	$73,110

The following table represents our condensed consolidating statement of cash flows for the six months ended June 30, 2013 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Net earnings	$73,014	$90,250	$8,121	$(98,371)	$73,014
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash expenses and other items	(77,324)	106,708	37	98,371	127,792
Changes in assets and liabilities, net of effects from acquisitions	(17,623)	(177,321)	614	—	(194,330)

Net cash provided by (used in) operating activities	(21,933)	19,637	8,772	—	6,476
Net cash used in investing activities	—	(70,923)	(10,036)	—	(80,959)
Net cash used in financing activities	(18,316)	(952)	—	—	(19,268)

Net decrease in cash and cash equivalents	$(40,249)	$(52,238)	$(1,264)	$—	(93,751)

Cash and cash equivalents, beginning of period					236,241

Cash and cash equivalents, end of period					$142,490

The following table represents our condensed consolidating balance sheet as of December 31, 2012 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Assets:
Current assets	$3,371	$650,978	$29,758	$—	$684,107
Investment in subsidiaries	1,579,697	—	—	(1,579,697)	—
Non-current assets	21,131	1,662,882	77,714	—	1,761,727

Total assets	$1,604,199	$2,313,860	$107,472	$(1,579,697)	$2,445,834

Liabilities and equity:
Current liabilities	$9,532	$539,031	$49,797	$—	$598,360

Total liabilities	1,061,303	794,713	46,922	—	1,902,938

Total equity	542,896	1,519,147	60,550	(1,579,697)	542,896

Total liabilities and equity	$1,604,199	$2,313,860	$107,472	$(1,579,697)	$2,445,834

The following table represents our condensed consolidating statement of comprehensive earnings (loss) for the three months ended June 30, 2012 (in thousands):

	Parent Company (1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$431,053	$82,324	$—	$513,377
Total operating expenses	7,091	451,504	78,847	—	537,442

Operating income (loss)	(7,091)	(20,451)	3,477	—	(24,065)
Total other income (expense)	(16,455)	83	445	—	(15,927)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entities	(23,546)	(20,368)	3,922	—	(39,992)
Provision (benefit) for income taxes	(8,783)	2,442	1,463	—	(4,878)

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(14,763)	(22,810)	2,459	—	(35,114)
Equity in earnings of consolidated entities, net of tax	(23,117)	—	—	23,117	—

Earnings (loss) from continuing operations	(37,880)	(22,810)	2,459	23,117	(35,114)

Loss from discontinued operations, net of tax	—	(2,766)	—	—	(2,766)

Net earnings (loss)	(37,880)	(25,576)	2,459	23,117	(37,880)
Total other comprehensive earnings (loss)	(1,696)	—	1,044	—	(652)

Comprehensive earnings (loss)	$(39,576)	$(25,576)	$3,503	$23,117	$(38,532)

The following table represents our condensed consolidating statement of comprehensive earnings (loss) for the six months ended June 30, 2012 (in thousands):

	Parent Company (1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$840,826	$158,345	$—	$999,171
Total operating expenses	12,348	765,616	152,066	—	930,030

Operating income (loss)	(12,348)	75,210	6,279	—	69,141
Total other income (expense)	(32,857)	108	953	—	(31,796)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entities	(45,205)	75,318	7,232	—	37,345
Provision (benefit) for income taxes	(16,862)	38,133	2,697	—	23,968

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(28,343)	37,185	4,535	—	13,377
Equity in earnings of consolidated entities, net of tax	37,584	—	—	(37,584)	—

Earnings from continuing operations	9,241	37,185	4,535	(37,584)	13,377

Loss from discontinued operations, net of tax	—	(4,136)	—	—	(4,136)

Net earnings	9,241	33,049	4,535	(37,584)	9,241
Total other comprehensive earnings (loss)	(1,830)	—	920	—	(910)

Comprehensive earnings	$7,411	$33,049	$5,455	$(37,584)	$8,331

The following table represents our condensed consolidating statement of cash flows for the six months ended June 30, 2012 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Cash flows from operating activities:
Net earnings	$9,241	$33,049	$4,535	$(37,584)	$9,241
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash expenses and other items	(23,283)	30,013	140	37,584	44,454
Changes in assets and liabilities, net of effects from acquisitions	(12,403)	171,226	5,368	—	164,191

Net cash provided by (used in) operating activities	(26,445)	234,288	10,043	—	217,886
Net cash provided by (used in) investing activities	18,706	(72,583)	(8,735)	—	(62,612)
Net cash used in financing activities	(92,138)	(2,000)	—	—	(94,138)

Net increase (decrease) in cash and cash equivalents	$(99,877)	$159,705	$1,308	$—	61,136

Cash and cash equivalents, beginning of period					77,355

Cash and cash equivalents, end of period					$138,491

(1)	The Parent Company does not allocate corporate overhead to the Subsidiary Guarantors or Other Subsidiaries.

(12) Subsequent Events

Subsequent events have been evaluated through the date on which the financial statements were filed.

Dividend Declared

On July 18, 2013, the Board of Directors declared a regular quarterly dividend of $0.10 per common share payable September 12, 2013 to stockholders of record as of the close of business on August 29, 2013.